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                                                                      Exhibit 12


                           THE MONTANA POWER COMPANY

               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)

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
                                                              Twelve Months Ended
                                                                  December 31,
                                              1999        1998        1997        1996       1995
                                            -------------------------------------------------------
Net Income                                  $148,880    $162,761    $127,985    $119,147   $ 59,053

Income Taxes                                  44,064      78,174      61,870      72,813     21,573
                                            --------    --------    --------    --------   --------
                                            $192,944    $240,935    $189,855    $191,960   $ 80,626

Fixed Charges:
Interest                                    $ 49,332    $ 66,275    $ 61,720    $ 50,937   $ 47,330
Amortization of Debt Discount,
 Expense and Premium                           1,269       1,556       1,538       1,610      1,567
Rentals                                       35,141      34,999      34,671      34,470     35,300
                                            --------    --------    --------    --------   --------
                                            $ 85,732    $102,830    $ 97,929    $ 87,017   $ 84,197

Earnings Before Income Taxes
 and Fixed Charges                          $278,676    $343,765    $287,784    $278,977   $164,823
                                            ========    ========    ========    ========   ========

Ratio of Earning to Fixed Charges             3.25 x      3.34 x      2.94 x      3.21 x     1.96 x
                                            ========    ========    ========    ========   ========
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